UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On June 20, 2013, Accretive Health, Inc. (the “Company”), in order to align its organizational structure and resources to better serve its customers, committed to a plan to reduce its workforce in certain corporate, administrative and management functions (the “Reorganization”). The Reorganization will initially affect 29 employees. The Company began notifying such employees on June 21, 2013. The Company expects the Reorganization to be completed by May 31, 2014.

Pursuant to the Reorganization, and subject to the execution of separation and general release agreements, the Company will enter into severance arrangements with each terminated employee based on seniority and tenure with the Company. The Company expects the arrangements to consist of severance payments, medical and dental benefits and outplacement job training.

In connection with the Reorganization, the Company expects to record approximately $3.0 million to $5.0 million in severance-related expenses during 2013 and 2014. The Company does not anticipate a significant reduction in future operating expenses as a result of the Reorganization because the Company plans to invest in different areas to support its strategy of aligning its organizational structure and resources to better serve its customers.

The Reorganization constitutes a plan of termination pursuant to FASB ASC paragraph 420-10-25-4 (Exit or Disposal Cost Obligations Topic).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 21, 2013, Richard E. Gillette’s employment with the Company was terminated in connection with the Reorganization described above, effective as of June 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date:	June 26, 2013	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer

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